Exhibit 2


                       ASSIGNMENT AND ASSUMPTION AGREEMENT
                       -----------------------------------


            This ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Agreement") is made and entered into as of the 25th day of February, 1999 by and between Capital Z Financial Services Fund II, L.P., a Bermuda exempt and limited partnership ("Assignor"), and Capital Z Financial Services Private Fund II, L.P., a Bermuda exempt and limited partnership ("Assignee").

                                RECITALS:

            WHEREAS, Assignor and Thomas L. Blair ("Blair") have entered into a Securities Purchase Agreement dated as of February 2, 1999 (the "Securities Purchase Agreement;" terms used but not defined herein shall have the meanings ascribed to such terms in the Securities Purchase Agreement);

            WHEREAS, pursuant to and on the terms and conditions set forth in the Securities Purchase Agreement, Blair has agreed to sell to Assignor, and Assignor has agreed to purchase from Blair, (i) 1,750,000 shares (the "Shares") of common stock, par value $.01 per share ("Common Stock"), of United Payors & United Providers, Inc., a Delaware corporation ("UP&UP) and (ii) an option (the "Blair Option") to purchase 2,250,000 shares of Common Stock (the "Blair Option Shares");

            WHEREAS, as a condition to the consummation of the purchase and sale of the Shares and the Blair Option, (i) Assignor, Blair and UP&UP are required to enter into the Stockholders Agreement, (ii) Assignor and UP&UP are required to enter into the Registration Rights Agreement and (iii) Blair is required to assign to Assignor all of his rights and obligations under the Seller Registration Rights Agreement;

            WHEREAS, the Securities Purchase Agreement permits Assignor to assign its rights thereunder to any of its Affiliates; and

            WHEREAS, Assignor desires to assign and Assignee desires to assume certain of Assignor's rights and obligations under the Securities Purchase Agreement (including the right to purchase portions of the Shares and the Blair Option and to become a party to the Stockholders



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
Agreement, the Registrations Rights Agreement and the Seller Registrations Rights Agreement).

            NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

            1. Assignment. Assignor hereby assigns to Assignee Assignor's right under (i) the Securities Purchase Agreement to purchase 7,518 of the Shares (the "Assigned Shares") and (ii) the Blair Option to purchase 9,666 of the Blair Option Shares (the "Assigned Blair Option Shares"), together with all rights appurtenant thereto.

            2. Assumption of Obligations. Assignee hereby expressly assumes all obligations of Assignor under (i) the Securities Purchase Agreement with respect to the Assigned Shares and (ii) the Blair Option Agreement with respect to the Assigned Blair Option Shares.

            3. Documentation. To properly effect the assignment of rights and assumption of obligations pursuant to this Agreement, Assignee agrees to execute and deliver to Assignor, Blair and UP&UP, as applicable, (i) a counterpart to the Stockholders Agreement, (ii) a Registration Rights Agreement Joinder in the form attached to the Registration Agreement as Exhibit A and (iii) a Registration Rights Agreement Joinder in the form attached to the Seller Registration Agreement as Exhibit A.

            4. Further Assurances. In furtherance of the foregoing, each of Assignor and Assignee agrees to, without further consideration and whenever and as often as required by the other, execute, acknowledge and deliver such other documents and instruments and take such other actions as the other may reasonably require to carry out the purposes set forth in this Agreement.

            5. No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon, or give to, any person or entity, other than the parties hereto and their respective successors and assigns, any right or remedy under or by reason of this Agreement or any term, covenant or condition hereof, and all of the terms, covenants, conditions, promises and agreements contained in this Agreement shall be



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for the sole and exclusive benefit of the parties hereto and their respective successors and assigns.

            6. Counterparts. This Agreement may be executed in any number of counterpart and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts together shall constitute but one and the same instrument.

            7. Governing Law. This Agreement, including, without limitation, the interpretation, construction and validity hereof, shall be governed by the laws of the State of New York without regard to the conflicts of laws principles thereof.



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            IN WITNESS WHEREOF, each of the parties hereto has caused this
Agreement to be duly executed as of the date first written above.

ASSIGNOR:

CAPITAL Z FINANCIAL SERVICES FUND II, L.P.

By:   Capital Z Partners, L.P.,
      its sole general partner

      By:   Capital Z Partners, Ltd.,
            its sole general partner

            By: /s/ Paul H. Warren
                ----------------------------------------
                Name: Paul H. Warren
                Title: Senior Vice President


ASSIGNEE:

CAPITAL Z FINANCIAL SERVICES PRIVATE FUND II, L.P.

By:   Capital Z Partners, L.P.,
      its sole general partner

      By:   Capital Z Partners, Ltd.,
            its sole general partner

            By: /s/ Steven M. Gluckstern
                ----------------------------------------
                Name: Steven M. Gluckstern
                Title: Chairman of the Board





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ACKNOWLEDGED AS OF FEBRUARY 25, 1999:


/s/ Thomas L. Blair
-------------------------------------
Thomas L. Blair




UNITED PAYORS & UNITED PROVIDERS, INC.

By: /s/ Edward S. Civera
    -----------------------------------------------
    Name: Edward S. Civera
    Title: President and Chief Operating Officer




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